As filed with the Securities and Exchange Commission on February 17, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ambassadors Group, Inc.
(Exact name of Registrant as Specified in Its Charter)

v

Delaware	91-1957010
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Dwight D. Eisenhower Building 2001 South Flint Road Spokane, WA	99224
(Address of Principal Executive Offices)	(Zip Code)

Ambassadors Group, Inc. 2015 Employee Stock Purchase Plan
 (Full Title of the Plan)

Philip B. Livingston
Chief Executive Officer
2001 South Flint Road
Spokane, WA
(509) 568-7800
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer		Accelerated filer	

Non-accelerated filer		Smaller reporting company	☒

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	300,000 shares (1)	$2.39 (2)	$717,000 (2)	$83.32

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional and indeterminate number of securities as may become issuable because of the provisions of the employee benefit plans described herein, relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933.  The calculation of the registration fee is based on $2.39 per share, which was the average of the high and low prices of the Common Stock on February 12, 2015 on the NASDAQ Stock Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

Ambassadors Group, Inc., a Delaware corporation (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Commission on March 27, 2013;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, as filed with the Commission on May 6, 2014, August 12, 2014 and November 13, 2014, respectively;

(3) The Registrant’s Current Reports on Form 8-K as filed with the Commission on February 5, 2014, February 19, 2014, March 19, 2014, April 30, 2014, May 9, 2014, May 19, 2014, June 10, 2014, June 23, 2014, July 30, 2014, September 11, 2014, November 5, 2014, November 19, 2014 and February 11, 2015; and

(4) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10 (File No. 0-33347) filed with the Commission on November 15, 2001 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify its directors and officers against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The Registrant’s certificate of incorporation and bylaws provide for indemnification of the Registrant’s directors and officers to the fullest extent permitted under Delaware law.

In addition, the Registrant has entered into separate indemnification agreements with the Registrant’s executive officers and directors. These agreements, among other things, indemnify each such director and executive officer to the fullest extent permitted by law for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement payments incurred by such persons in any action, including any action by or in the right of the Registrant, by reason of (or arising in part out of) any event or occurrence related to the fact that such person was or is a director, officer, employee, agent or fiduciary of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of such person while serving in such capacity. The indemnification agreements also provide for the advance payment by the registrant of defense expenses incurred by the director or officer; however, the affected director or officer must undertake to repay such amounts advanced if it is ultimately determined that such director or officer is not entitled to be indemnified. These indemnification agreements, together with the previously described indemnification provisions, may be sufficiently broad to permit indemnification of the Registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (relating to certain unlawful payments of dividend or unlawful stock purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation includes such a provision.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The Registrant maintains standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies, (1) to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9. UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on the 17th of February, 2015.

AMBASSADORS GROUP, INC.
By:	/s/ Philip B Livingston
Name:	Philip B. Livingston
Title:	Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Philip B. Livingston his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming that such attorney-in-fact and agent or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
SIGNATURE	TITLE	DATE

/s/ Philip B Livingston	Director; Chief Executive Officer (Principal Executive Officer)	February 12, 2015
Philip B. Livingston
/s/ Lisa N. Netz	Vice President, Finance (Principal Financial and Accounting Officer)	February 12, 2015
Lisa N. Netz
/s/ Lisa Rapuano	Director; Chairman of the Board	February 12, 2015
Lisa Rapuano
/s/ Debra Dulsky	Director	February 12, 2015
Debra Dulsky
/s/ Jefferson Gramm	Director	February 12, 2015
Jefferson Gramm
/s/ James Kalustian	Director	February 12, 2015
James Kalustian
/s/ Peter Kamin	Director	February 17, 2015
Peter Kamin

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, incorporated by reference to the Registrant’s Registration Statement on Form 10 filed on November 15, 2001.

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, incorporated by reference to the Registrant’s Form 8-K filed on May 17, 2005.

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation, incorporated by reference to the Registrant’s Form 8-K filed on July 10, 2012.

3.4	Bylaws of the Registrant incorporated by reference to the Registrant’s Registration Statement on Form 10 filed on November 15, 2001.

3.5	Certificate of Amendment of the Registrant, incorporated by reference to the Registrant’s Form 8-K filed on July 10, 2012.
3.6	Certificate of Amendment of Bylaws of the Registrant, incorporated by reference to the Registrant’s Form 8-K filed on November 18, 2013.

5.1	Opinion of Bartlit Beck Herman Palenchar & Scott LLP. (1)

23.1	Consent of BDO USA, LLP. (1)

23.2	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included in Exhibit 5.1). (1)

24.1	Power of Attorney (included on the signature page of the Registration Statement). (1)
99.1	2015 Employee Stock Purchase Plan. (1)

(1)	(1) Filed herewith.